Exhibit 99.1

Date:	July 25, 2017 4:45 pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

NEWS RELEASE

MainSource Financial Group - NASDAQ, MSFG -
Announces Second Quarter 2017 Operating Results

•	Completed Acquisition of FCB Bancorp, Inc.
•	Earnings Per Share of $0.38
•	Net Interest Margin of 3.77%
•	Non-performing Assets of 0.53% of Total Assets

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the second quarter of 2017.  For the three months ended June 30, 2017, the Company recorded net income of $9.7 million, or $0.38 per common share, compared to net income of $6.1 million, or $0.27 per common share, in the second quarter of 2016.  During the second quarter of 2017 the Company recorded $5.6 million of expenses related to the FCB Bancorp, Inc. acquisition.  In addition, the Company also recorded $214 thousand of expenses related to the prepayment of a Federal Home Loan Bank borrowing.  These two items reduced earnings per share by $0.15 (see reconciliation of Actual to Operating Earnings on page 3 of this release).  During the second quarter of 2016, the Company recorded $6.4 million of expenses related to the Cheviot Financial acquisition which reduced earnings per share by $0.18.

CEO Comments

Mr. Brown commented on the Company’s second quarter performance, “We had a very good quarter on an operating basis.  Excluding the non-operating items mentioned above and the effect of gains in the securities portfolio, earnings per share were $0.53, an 18% increase from $0.45 a year ago.  The addition of FCB Bancorp in late April, organic loan growth over the past twelve months and a very strong net interest margin were key drivers of our strong earnings performance.”

Mr. Brown continued, “Loan balances were virtually flat on a linked quarter basis as loan activity was softer than expected.  We are disappointed that we did not achieve the growth we anticipated.  Our loan pipelines indicate stronger performance in the second half of 2017 and we are optimistic that we will achieve loan growth during the remainder of the year similar to our historic norm of mid to high single digits on an annualized basis. We were very pleased with our loan quality trends for the quarter as non-performing loans slightly declined and net charge-offs remained at historic lows.”

Mr. Brown concluded, “We completed our acquisition of FCB Bancorp on April 30 and converted systems in late June.  The transition has gone very well and we are very excited to have a meaningful presence in Louisville.  We look forward to making a positive impact in the Louisville community and bringing additional financial solutions to our new customer base.”

NET INTEREST INCOME

Net interest income was $35.5 million for the second quarter of 2017 compared to $28.2 million a year ago.  The increase in net interest income was primarily due to an increase in average earning assets as well as an increase in purchase accounting adjustments.  Average earning assets increased year over year by $661 million with approximately $178 million coming from the Cheviot acquisition, $319 coming from the FCB Bancorp acquisition and $164 million coming from organic growth.  Net interest margin, on a fully-taxable equivalent basis, was 3.77% for the second quarter of 2017, an increase of one basis point on a linked quarter basis.  Overall, the accretion of purchase accounting marks added thirteen basis points to the net interest margin for the second quarter of 2017 compared to eleven basis points in the first quarter of 2017.

NON-INTEREST INCOME

The Company’s non-interest income was $13.5 million for the second quarter of 2017 compared to $13.7 for the same period a year ago.  An increase in interchange income was more than offset by a decrease in other income (primarily interest rate swap fees in the commercial banking division).

NON-INTEREST EXPENSE

The Company’s non-interest expense was $36.4 million for the second quarter of 2017 compared to $34.1 million for the same period in 2016.  As previously mentioned, the Company incurred $5.6 million of expenses related to the FCB Bancorp acquisition and recorded a $214 thousand charge related to the prepayment of a Federal Home Loan Bank borrowing during the second quarter of 2017.  During the second quarter of 2016, the Company recorded $6.4 million of expenses related to the Cheviot Financial acquisition.  Excluding these items, expenses would have been $30.6 million in the second quarter of 2017 compared to $27.7 million for the same period in 2016.  The year over year increase in total expenses were primarily in the employee, occupancy and equipment expense categories and were primarily related to the acquisition of FCB in April 2017.

BALANCE SHEET AND CAPITAL

Total assets were $4.6 billion at June 30, 2017, which represents a $594 million increase from a year ago.  The increase in assets was primarily related to the acquisition of FCB ($530 million) and organic loan growth over the past twelve months.  Excluding the $428 million of loan balances that were acquired in the FCB acquisition, loan balances decreased by $10 million organically on a linked quarter basis.   The decrease in loan balances was primarily driven by weaker than anticipated loan demand in the first half of 2017.  The Company’s regulatory capital ratios remain strong and as of June 30, 2017 were as follows: leverage ratio of 9.7%, tier one capital to risk-weighted assets of 12.6%, common equity tier one capital ratio of 11.2%, and total capital to risk-weighted assets of 13.3%.  In addition, as of June 30, 2017, the Company’s tangible common equity ratio was 8.3% compared to 8.9% as of March 31, 2017.

ASSET QUALITY

Non-performing assets (NPAs) were $24.6 million as of June 30, 2017, a decrease of $0.6 million on a linked-quarter basis.  NPAs represented 0.54% of total assets as of June 30, 2017 compared to 0.62% as of March 31, 2017 and 0.58% as of June 30, 2016.  The Company incurred net charge-offs of $163 thousand and recorded $100 thousand of loan loss provision expense for the second quarter of 2017.  The low level of provision expense was based on the decrease in loan balances during the current quarter and the overall improvement in credit quality.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.73% as of June 30, 2017 compared to 0.85% as of March 31, 2017 and 0.84% as of June 30, 2016.  The decrease in this metric was primarily driven by the increase in acquired loans that were marked to fair value at the acquisition date and not included in the loan loss reserve analysis.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes financial measures prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we have included non-GAAP financial measures of the Company’s earnings per share excluding the impact of costs associated with the acquisitions of FCB Bancorp, Inc. and Cheviot Financial Corp. and the impact of a pre-payment penalty associated with the repayment of a Federal Home Loan Bank borrowing, and non-interest expense excluding the impact of costs associated with the acquisitions.  These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  We believe this information is helpful in understanding the Company’s results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period, such as purchase accounting impacts, one-time costs of acquisitions or other non-core items.  A reconciliation of the non-GAAP measures to the most comparable GAAP equivalent is included in the text or in the attached financial tables under the heading “Reconciliation of Non-GAAP Financial Measures”.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting  policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
Income Statement Summary
Interest Income	$39,202	$30,870	$74,408	$59,616
Interest Expense	3,691	2,672	6,610	5,046
Net Interest Income	35,511	28,198	67,798	54,570
Provision for Loan Losses	100	205	100	705
Noninterest Income:
Trust and investment product fees	1,299	1,253	2,496	2,463
Mortgage banking	2,688	2,743	5,080	4,533
Service charges on deposit accounts	5,180	5,219	9,971	9,901
Securities gains/(losses)	9	104	22	121
Interchange income	3,034	2,805	6,088	5,440
Other	1,321	1,614	2,870	2,869
Total Noninterest Income	13,531	13,738	26,527	25,327
Noninterest Expense:
Employee	17,621	15,884	35,338	30,744
Occupancy & equipment	6,068	5,319	11,881	10,643
Intangible amortization	496	369	800	697
Marketing	980	1,089	1,745	1,743
Interchange expense	910	915	1,707	1,728
Collection expenses	364	170	595	422
FDIC assessment	365	435	689	855
FHLB advance prepayment penalty	214	—	214	—
Merger-related expenses	5,576	6,363	5,576	6,363
Other	3,841	3,553	7,319	7,059
Total Noninterest Expense	36,435	34,097	65,864	60,254
Earnings Before Income Taxes	12,507	7,634	28,361	18,938
Provision for Income Taxes	2,853	1,517	6,634	4,055
Net Income Available to Common Shareholders	$9,654	$6,117	$21,727	$14,883

Reconciliation of Actual to Operating Earnings - non GAAP
Net Income as Reported	$9,654	$6,117	$21,727	$14,883
Add: Merger-related expenses, net of tax	3,765	4,341	3,765	4,341
FHLB Prepayment Penalty, net of tax	139	—	139	—
Less: Securities gains, net of tax	(6)	(68)	(14)	(79)
Operating earnings (1)	$13,552	$10,390	$25,617	$19,145
Operating earnings per share (1)	$0.53	$0.45	$1.02	$0.85

	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
Average Balance Sheet Data
Gross Loans	$2,896,776	$2,327,951	$2,767,730	$2,238,568
Earning Assets	3,991,134	3,330,493	3,841,576	3,213,564
Total Assets	4,398,126	3,665,861	4,225,772	3,531,983
Noninterest Bearing Deposits	818,637	654,661	786,691	647,033
Interest Bearing Deposits	2,584,307	2,237,171	2,462,742	2,118,308
Total Interest Bearing Liabilities	2,959,416	2,554,467	2,802,775	2,438,859
Shareholders’ Equity	499,987	414,686	476,979	401,945

	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
Per Share Data
Diluted Earnings Per Common Share	$0.38	$0.27	$0.87	$0.66
Cash Dividends Per Common Share	0.17	0.15	0.33	0.30
Market Value - High	35.31	23.25	35.31	23.25
Market Value - Low	31.55	20.30	31.55	19.95
Average Outstanding Shares (diluted)	25,533,033	23,007,792	25,031,865	22,441,142

	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
Key Ratios (annualized)
Return on Average Assets	0.88%	0.67%	1.04%	0.85%
Return on Average Equity	7.74%	5.93%	9.19%	7.45%
Net Interest Margin	3.77%	3.63%	3.77%	3.64%
Efficiency Ratio	71.39%	77.89%	67.03%	72.10%
Net Overhead to Average Assets	2.09%	2.23%	1.88%	1.99%

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$3,035,466	$2,618,980	$2,664,152	$2,591,884	$2,561,765
Allowance for Loan Losses	22,306	22,369	22,499	21,828	21,468
Total Securities	1,079,555	1,022,208	1,007,540	1,025,048	1,032,380
Goodwill and Intangible Assets	149,766	110,180	108,734	108,651	108,477
Total Assets	4,589,556	4,042,475	4,080,257	4,013,943	3,995,541
Noninterest Bearing Deposits	849,470	812,301	767,159	705,428	677,654
Interest Bearing Deposits	2,672,873	2,342,836	2,343,712	2,418,600	2,421,705
Other Borrowings	343,378	287,643	309,230	320,877	321,047
Shareholders’ Equity	516,424	459,779	449,494	459,608	453,782

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Other Balance Sheet Data
Tangible Book Value Per Common Share (1)	$14.34	$14.48	$14.16	$14.60	$14.38
Loan Loss Reserve to Loans	0.73%	0.85%	0.84%	0.84%	0.84%
Loan Loss Reserve to Non-performing Loans	114.77%	110.84%	125.39%	146.07%	131.54%
Nonperforming Assets to Total Assets	0.47%	0.54%	0.49%	0.43%	0.49%
NPA’s (w/ TDR’s) to Total Assets	0.54%	0.62%	0.57%	0.51%	0.58%
Tangible Common Equity/Tangible Assets (1)	8.26%	8.89%	8.58%	8.99%	8.88%
Outstanding Shares	25,575,804	24,148,132	24,067,364	24,033,381	24,005,307

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Asset Quality
Special Mention Loans	$51,938	$12,987	$20,526	$20,050	$18,088
Substandard Loans (Accruing)	21,138	15,531	18,626	19,805	22,239
New Non-accrual Loans (for the 3 months ended)	1,128	9,051	3,416	3,073	3,668

Loans Past Due 90 Days or More and Still Accruing	$—	$—	$2,135	$—	$126
Non-accrual Loans	19,436	20,181	15,808	14,944	16,195
Other Real Estate Owned	2,072	1,783	1,875	2,242	3,180
Total Nonperforming Assets (NPA’s)	$21,508	$21,964	$19,818	$17,186	$19,501
Troubled Debt Restructurings (Accruing)	3,062	3,227	3,270	3,333	3,508
Total NPA’s with Troubled Debt Restructurings	$24,570	$25,191	$23,088	$20,519	$23,009

Net Charge-offs - QTD	$163	$130	$179	$(210)	$(184)
Net Charge-offs as a % of average loans (annualized)	0.02%	0.02%	0.03%	(0.03)%	(0.03)%

(1) Use Of Non-GAAP Financial Measures

These financial statements include financial measures prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  We believe this information is helpful in understanding the Company’s results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period, such as acquisition accounting impacts, one-time costs of acquisitions or other non-core items.

Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts.  Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Shareholders’ Equity	$516,424	$459,779	$449,494	$459,608	$453,782
Less: Intangible Assets	149,766	110,180	108,734	108,651	108,477
Tangible Common Equity	366,658	349,599	340,760	350,957	345,305

Total Assets	4,589,556	4,042,475	4,080,257	4,013,943	3,995,541
Less: Intangible Assets	149,766	110,180	108,734	108,651	108,477
Tangible Assets	4,439,790	3,932,295	3,971,523	3,905,292	3,887,064

Ending Shares Outstanding	25,575,804	24,148,132	24,067,364	24,033,381	24,005,307

Tangible Book Value Per Common Share	$14.34	$14.48	$14.16	$14.60	$14.38
Tangible Common Equity/Tangible Assets	8.26%	8.89%	8.58%	8.99%	8.88%